Exhibit 10.41

September 11, 2013

John H. Briscoe
222D S. Post Oak Lane
Houston, Texas 77056

Dear John:

Regarding your separation from service from Weatherford International Ltd. and its subsidiaries (“Weatherford”), which will become effective at the close of business on September 11, 2013 (the “Separation Date”), and in full, complete and final settlement of all amounts owed by Weatherford to you under Section 5 of your Employment Agreement with Weatherford, dated March 23, 2011, (your “Employment Agreement”), and various award agreements covering as yet unvested equity awards granted to you (“Awards”), Weatherford will provide you the benefits outlined in this letter.

In compliance with Internal Revenue Code Section 409A and pursuant to your Employment Agreement, you and we have agreed to delay for a period of six months from the Separation Date the payment of (i) certain amounts owed under your Employment Agreement as described below and (ii) shares due to you under Awards.

For purposes of your Employment Agreement and Awards, and as agreed by you and Weatherford, the termination of your employment relationship is effective as of the Separation Date.

Pursuant to Section 5(b)(i) of your Employment Agreement, Weatherford will pay to you the Accrued Obligation reflected in Table 1 below within 30 days of the Separation Date and the remaining amounts reflected in Table 1 six months following the Separation Date, with interest at the prime rate of 3.25%. You acknowledge and agree that the appropriate taxes will be withheld from the amounts to be paid or processed. You will be paid your base salary through the Separation Date in accordance with normal payroll practices as Accrued Obligations pursuant to Section 5(a)(i) of the Employment Agreement.

Pursuant to Section 5(b)(ii) of your Employment Agreement, you and your dependents will have continued insurance coverage for three years from the Separation Date, provided that you continue to pay the monthly employee contribution for benefits requiring an employee contribution. The current monthly payments for your benefit selections requiring an employee contribution are:

Medical:	$158.00	per month
Dental:	26.00	per month
Vision:	16.00	per month
Total	$200.00	per month

Payments should be made to Weatherford and mailed to “Benefits” at 2000 St. James Place, Houston, Texas 77056. These rates are effective through December 31, 2013 and are subject to change January 1, 2014. You will be notified of any change in payments as well as be given an opportunity to change any of your plans during any open-enrollment period. If you become re-employed with benefits during the three-year period, Weatherford benefit plans become secondary to coverage provided by a new employer.

Weatherford
2000 St. James Place
Houston, TX 77056
USA

John H. Briscoe
September 11, 2013

Pursuant to Section 5(b)(iii) of your Employment Agreement, on your request Weatherford will provide you with reasonable outplacement services (up to a maximum of $35,000).

You acknowledge your continuing obligations with respect to confidential information and Work Product under Sections 9 and 10 of the Employment Agreement and your obligations with respect to non-competition and non-solicitation under Section 11 of your Employment Agreement.

Pursuant to Section 5(b)(i)(II) of your Employment Agreement and various Awards, you will have restricted share units and performance units vest as shown in Table 2 below. These will be transferred to your account six months following the Separation Date.

The termination of your employment and your Employment Agreement does not reduce any rights you have under the indemnification agreement(s) between you and Weatherford or its subsidiaries.

Further, you and Weatherford agree that for a transitional period not to exceed six months commencing on the Separation Date, you will consult with your former supervisor, direct reports and replacement candidates to your position, as requested by Weatherford from time to time. You are expected to provide these consulting services for not more than 35 hours per month. You will be compensated $11,526 per month (which is less than 20% of your current compensation). You will be reimbursed normal and reasonable business expenses during this time. This consulting arrangement may be terminated at any time by either party.

Best regards,

/s/ Alejandro Cestero

Alejandro Cestero
Vice President and Co-General Counsel

Acknowledged and Agreed
As of September 13, 2013

/s/ John H. Briscoe

John H. Briscoe

John H. Briscoe
September 11, 2013

Table 1

Clause of Section 5(b)	Item	Amount
(i)(A)(I) (to be paid by October 11, 2013)	Accrued Obligation (includes vacation @ 300 hours)	$129,662.65
(i)(B)(II) (to be paid the later of March 11, 2014 or at the time annual bonuses are normally paid).	Expected, Pro-rated 2013 bonus @ target, *however, will be based on actual performance	$455,947.40*
(i)(B)(III) (to be paid on March 11, 2014)	3x base + bonus @ target	$4,149,600.00
(v) (to be paid on March 11, 2014)	Interest on 409A amounts at prime rate (3.25% per annum)* (subject to change based on bonus amount)	$74,840.15*

Table 2

Award	Grant Date	Units	Shares Vesting
Restricted Share Units	15 September 2011	41,485	41,485
Restricted Share Units	23 March 2012	44,097	44,097
Restricted Share Units	7 March 2013	118,229	118,229
Performance Units (a)	14 September 2011	71,994	35,997
Performance Units (b)	23 March 2012	33,073	16,537
Performance Units (c)	23 March 2012	33,073	—
Performance Units (d)	7 March 2013	118,229	236,458
Total			492,803

(a)	Weatherford ranked third, so these awards vest at 0.5x the units.

(b)	Weatherford ranked third, so these awards vest at 0.5x the units.

(c)	Weatherford’s CAGR was less than 10%, so these awards vest at 0.0x the units.

(d)	Weatherford’s CAGR was greater than 20%, so these awards vest at 2.0x the units.